EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2005, relating to the consolidated financial statements of OMI Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2004 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
May 5, 2005